Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIEWSONIC CORPORATION

ViewSonic Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify:

FIRST:                                             That the Corporation was originally incorporated under the name VWS Corporation, and the date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was August 28, 1998, and that the Corporation filed an Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) with the Secretary of State of Delaware on April 13, 2000.

SECOND:                              That Board of Directors of the Corporation (the “Board”) adopted resolutions dated January 10, 2002, proposing and declaring advisable the amendment and restatement of the Amended and Restated Certificate, that such amendment and restatement of the Amended and Restated Certificate was approved by written consent of a majority of the stockholders of the Corporation dated as of January 10, 2002, that notice was provided to the Corporation’s stockholders pursuant to the applicable provisions of Section 228 of the GCL, and that such resolutions so approved by the Board and a majority of the stockholders of the Corporation provided that the text of the Corporation’s Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:

I.  NAME

The name of the Corporation is ViewSonic Corporation (the “Corporation”).

II.  ADDRESS AND AGENT

Thc address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

III.  BUSINESS PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware.

IV.  STOCK

A.                                    This Corporation is authorized to issue two classes of stock to be designated respectively “Preferred Stock” and “Common Stock.”  The total number of shares of capital stock which the Corporation shall have authority to issue is six hundred fifty million (650,000,000).  The total number of shares of Preferred Stock this Corporation shall have the authority to issue is fifty million (50,000,000).  The total number of shares of Common Stock this Corporation shall have the authority to issue is six hundred million (600,000,000).  The Preferred Stock shall have a par value of $.001 per share and the Common Stock shall have a par value of $.01 per share.

B.                                    Of the total number of shares of authorized Preferred Stock, 19,500,000 shares shall be designated in accordance with the terms of this Section B of this Article IV (the “Blank Check Preferred”).  Subject to the provisions of this Article IV, shares of Blank Check Preferred may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors of the corporation, each of said series to be distinctly designated.  Subject to the provisions of this Article IV, the voting powers, preferences and relative, participating, optional, and other special rights, and the qualifications, limitations, or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority, subject to the provisions of this Article IV,  to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences, and relative, participating, optional, and other special rights, and the qualifications, limitations, and restrictions thereof, of each such series.

C.                                    Pursuant to the authority provided herein, there is hereby created (i) a series of Preferred Stock which shall be designated and known as “Series B Preferred Stock”, with the number of shares constituting such series equal to 12,500,000, and (ii) a series of Preferred Stock which shall be designated and known as “Series C Preferred Stock”, with the number of shares constituting such series equal to 18,000,000.  The Series B Preferred Stock, together with the Series C Preferred Stock, are sometimes herein referred to together as the “Senior Preferred Stock”.

D.                                    The following is a statement of the express terms, powers, preferences, rights, qualifications, limitations, restrictions, and other matters relating to the Series B Preferred Stock and Series C Preferred Stock.    Except as specifically provided herein, the Series B Preferred Stock and the Series C Preferred Stock shall rank on a parity with each other and senior to the Common Stock as to all matters set forth in this Section IV(D).

1.                                       Dividends.

(a)                                  The holders of the Senior Preferred Stock shall be entitled to receive out of the funds legally available therefore, dividends payable in preference and priority to any payment of any dividend on the Common Stock.  The right to such dividends on the Senior Preferred Stock shall not be cumulative, and such dividends shall be payable only when, as and if declared by the Board.  All declared but unpaid dividends on the Senior Preferred Stock shall be payable in the event of a liquidation, dissolution or winding up of the Corporation or other Liquidity Event (as defined in Subsection IV(D)(2)(d) below) including, with respect to the Series B Preferred Stock, at the time of redemption (as described in Section IV(D)(8) below).

(b)                                 No dividends shall be paid on any share of Common Stock during any fiscal year of the Corporation until dividends on the Senior Preferred Stock shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends were declared but were not set apart or remain unpaid, and no dividends shall be paid on any share of Common Stock unless a dividend is paid with respect to all outstanding shares of Senior Preferred Stock, in an amount for each such share of Senior Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Senior Preferred Stock could then be converted.

2.                                       Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

(a)                                  The holders of the Senior Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount equal to $2.60 (as adjusted for any stock splits, stock dividends, recapitalizations and similar transactions) for each share of Senior Preferred Stock then held by them and, in addition, an amount equal to all declared and unpaid dividends on the Senior Preferred Stock (the “Initial Preference Amount”).  If, upon the occurrence of a liquidation, dissolution or winding up of the Corporation, the assets and funds thus distributed among the holders of the Senior Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount as provided under this Section IV(D)(2), then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Senior Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)                                 After setting apart or paying in full the preferential amounts due pursuant to Subsection IV(D)(2)(a), the remaining assets and funds of the Corporation available for distribution to stockholders, if any, shall be distributed ratably among the holders of the Common Stock, the Series B Preferred Stock (on an as converted to Common Stock basis), and the Series C Preferred Stock (on an as converted to Common Stock basis).

(c)                                  A consolidation or merger of this Corporation with or into any other entity in which the stockholders of the Corporation do not retain more than 50% of the voting power of the surviving entity; or a sale, conveyance, disposition or exclusive license of all or substantially all of (i) the assets of the Corporation, or (ii) the intellectual property assets of the Corporation (each, a “Liquidity Event”), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section IV(D)(2).

(d)                                 Notwithstanding any other provision of this Section IV(D)(2), the Corporation may at any time, out of funds legally available therefore, repurchase shares of Common Stock of the Corporation issued to or held by employees, officers or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Senior Preferred Stock shall have been declared and funds set aside therefore and such repurchases shall not be subject to the liquidation preferences of the Senior Preferred Stock.

(e)                                  In the event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holders of shares of Series B Preferred Stock, Series C Preferred Stock, and Common Stock shall be determined in good faith by the Board.  Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)                                     If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)                                  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)                               If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board.  The holders of at least a majority of the outstanding Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, shall have the right to challenge any determination by the Board of fair market value pursuant to this Subsection IV(D)(2)(e), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

3.                                       Voting Rights.  Except as otherwise required by law or as otherwise set forth herein, (a) the holders of shares of Senior Preferred Stock shall have no voting rights unless and until such shares of Senior Preferred Stock are converted into shares of Common Stock as provided in Section IV(D)(4) and (b) the holder of each share of Common Stock issued and outstanding shall have one vote for each share of Common Stock held by such holder.

4.                                       Conversion.  The holders of the Senior Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                  Right to Convert.  Each share of Senior Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Senior Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the Senior Preferred Stock by dividing $2.00 (as adjusted for any stock splits, stock dividends, recapitalizations and similar transactions) by the Senior Conversion Price, determined as hereinafter provided, in effect at the time of the conversion.  The price at which shares of Common Stock shall be deliverable upon conversion of the Senior Preferred Stock (the “Senior Conversion Price”) shall initially be $2.00 per share of Common Stock.  Such initial Senior Conversion Price shall be subject to adjustment as hereinafter provided.

(b)                                 Automatic Conversion.  Each share of Senior Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Senior Conversion

Price upon the earlier of: (i) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (A) covering the offer and sale of Common Stock to the public at a price of at least $2.60 per share, (B) underwritten by an underwriter jointly selected by (x) the Corporation and (y) the holders of a majority of the Series B Preferred Stock and the Series C Preferred Stock, voting together as a single class, and (C) listing the Corporation’s Common Stock on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market (a public offering satisfying the requirements of this Subsection IV(D)(4)(b)(i) shall constitute a “Qualified IPO”); (ii) the date specified by vote or written consent of holders of a majority of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, or (iii) the business day following: (A) the expiration of all market stand-off, lock-up and other similar transfer restrictions upon the holders of the Senior Preferred Stock in the Amended and Restated Investor Rights Agreement, dated as of January 10, 2002 between the Corporation and the investors party thereto, as such agreement may be subsequently amended and restated (the “Investor Rights Agreement”), and (B) the fifteenth (15th) consecutive day of trading on a national securities exchange or quotation on a national market system in which each such day’s closing price of the Common Stock resulted in a market capitalization of the Corporation of at least eight hundred million dollars ($800,000,000.00).  In the event of the automatic conversion of the Senior Preferred Stock upon a Qualified IPO, the persons entitled to receive the Common Stock issuable upon such conversion of Senior Preferred Stock shall not be deemed to have converted such Senior Preferred Stock until immediately prior to the closing of such sale or securities.

(c)                                  Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of the Senior Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Senior Conversion Price.  Before any holder of Senior Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefore, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Senior Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Senior Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Senior Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d)                                 Reservation of Stock Issuable Upon Conversion.  This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Senior Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Senior Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Senior Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate

5.                                       Adjustments to Conversion Price,

(a)                                  Special Definitions.  For purposes of this Section IV(D)(5), the following definitions shall apply:

(i)                                     “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(ii)                                  “Original Issue Date” shall mean the date on which the first share of any Senior Preferred Stock was issued.

(iii)                               “Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Series B Preferred Stock, Series C Preferred Stock and Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(iv)                              “Additional Shares of Common Stock” shall mean all shares (including reissued shares) of Common Stock issued (or, pursuant to Subsection IV(D)(5)(c), deemed to be issued) by the Corporation after the Original Issue Date, other than:

(A)                              shares of Common Stock issued upon conversion of the Senior Preferred Stock authorized herein;

(B)                                up to 43,033,892 (as adjusted for any stock splits, stock dividends, recapitalizations and similar transactions) shares of Common Stock or options or warrants therefor issued to officers, directors, employees and consultants of the Corporation pursuant to stock option or purchase plans or other incentive stock arrangements approved by a majority of the members of the Board (including (i) all currently issued and outstanding shares or options, (ii) all shares or options that are available for future grant and (iii) all options that have been granted and exercised previously for shares of the Corporation’s Common Stock, in each case, under any such plan or arrangement) and any other shares of Common Stock purchased at no more than cost from and reissued to officers, directors, employees, and consultants subsequent to the Original Issue Date;

(C)                                shares of Common Stock or warrants therefore issued to equipment lessors, lenders or strategic partners, provided, however, that such shares, warrants or shares issuable upon exercise of such warrant shall not, at any time, exceed one percent (1%) of the outstanding shares of Common Stock and Preferred Stock;

(D)                               shares of Common Stock issued in a Qualified IPO;

(E)                                 shares of Common Stock issued as a dividend or distribution on the Senior Preferred Stock or other event for which adjustment is made pursuant to paragraph 5(f) or 5(g) hereof;

(F)                                 shares of Preferred Stock issued pursuant to the Interest Warrants or the Valuation Warrant (as those terms are defined in the Purchase Agreement) and any shares of Common Stock issued pursuant to the Interest Warrants or the Valuation Warrant; and

(G)                                up to 20,000 shares of Common Stock, not to exceed 20,000 shares in the aggregate (as adjusted for any stock splits, stock dividends, recapitalizations and similar transactions); provided, that in order for such shares to not constitute Additional Shares of Common Stock, the Corporation shall, on or prior to the earlier of (i) the date on which the Corporation has knowledge of such any such issuance and (ii) the date on which the Corporation is required to deliver financial statements pursuant to the terms of the Investor Rights Agreement covering the period during which any such issuance occurred, , promptly deliver a certificate signed by an authorized officer of the Corporation to each holder of Senior Preferred Stock indicating the amount of such issuance, the price per share and stating (i) that the Corporation has irrevocably elected to avail itself of this Subsection IV(D)(5)(a)(iv)(G) with respect to such issuance and (ii) the number of shares following such election remaining under the exception set forth in this Subsection IV(D)(5)(a)(iv)(G).

(b)                                 No Adjustment of Conversion Price.  No adjustment in the Senior Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Senior Conversion Price in effect on the date of and immediately prior to such issue.

(c)                                  Deemed Issue of Additional Shares of Common Stock.  In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Common Stock issuable upon the exercise of such Options or, in thc case of Convertible Securities and Options therefore, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection IV(D)(5)(e) hereof) of such Additional Shares of Common Stock would be less than the Senior Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(i)                                     No further adjustment in the Senior Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)                                  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Senior Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Senior Conversion Price shall affect Common Stock previously issued upon conversion of the Senior Preferred Stock).

(iii)                               upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Senior Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(iv)                              in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefore was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(v)                                 in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(vi)                              no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Senior Conversion Price to an amount which exceeds the lower of (i) the Senior Conversion Price on the original adjustment date, or (ii) the Senior Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

(vii)                           in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Senior Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)                                 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event that after the Original Issue Date this Corporation shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Senior Conversion Price with respect to any Senior Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Senior Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to a price equal to the price paid per share for such Additional Shares of Common Stock issued by the Corporation.

(e)                                  Determination of Consideration.  For purposes of this Section IV(D)(5), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i)                                     Cash and Property.  Except as provided in clause (ii) below, such consideration shall:

(A)                              insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends

(B)                                insofar as it consists of property other than cash, be computed at the fair value thereof at the tune of such issue, as determined in good faith by the Board; provided, however, that no value shall be attributed to any service performed by any employee, officer or director of the Corporation; and

(C)                                in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(ii)                                  Expenses.  In the event the Corporation pays or incurs expenses, commissions or compensation, or allows concessions or discounts to underwriters, dealers or others performing similar services in connection with such issue, in an aggregate amount in excess of 10% of the aggregate consideration received by the Corporation for much issue, as determined in clause (i) above, consideration shall be computed as provided in clause (i) above after deducting the aggregate amount in excess of 10% of the aggregate consideration received by the Corporation for the issue.

(iii)                               Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection IV(D)(5)(c), relating to Options and Convertible Securities, shall be determined by dividing:

(x)                                   the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y)                                 the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)                                    Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split, or otherwise), into a greater number of shares of Common Stock, the Senior Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Senior Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)                                 Adjustments for Other Distributions.  In the event the Corporation at any time or from time to time makes, or files a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities or assets of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Senior Preferred Stock shall receive, upon conversion thereof, in addition to the number of shares of Common Stock receivable upon such conversion, the amount of securities or assets of the Corporation which they would have received had their Senior Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section IV(D)(5) with respect to the rights of the holders of the Senior Preferred Stock.

(h)                                 Adjustments for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon conversion of the Senior Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Subsection IV(D)(5)(d) or a consolidation or merger referred to in Subsection IV(D)(2)(d)), then and in each such event the holder of each share of Senior Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Senior Preferred Stock immediately before that change, all subject to further adjustment as provided herein.

(i)                                     No Impairment.  The Corporation will not, by amendment of the Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of Section IV(D)(5) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Senior Preferred Stock against impairment.

(j)                                     Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Senior Conversion Price pursuant to Section IV(D)(5), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Senior Preferred Stock a certificate setting forth such adjustment or readjustment and showing In detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Senior Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Senior Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Senior Preferred Stock.

(k)                                  Miscellaneous.

(i)                                     All calculations under this Section IV(D)(5) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)                                  The holders of at least 50% of the outstanding Senior Preferred Stock shall have the right to challenge any determination by the Board of fair value pursuant to this Section IV(D)(5), in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

(iii)                               No adjustment in the Senior Conversion Price need be made if such adjustment would result in a change in the Senior Conversion Price of less than $0.01.  Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to art adjustment of $0.01 or more in such Senior Conversion Price.

6.                                       Notices of Record Date.  In the event that this Corporation shall propose at any time:

(a)                                  to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)                                 to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(c)                                  to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(d)                                 to merge or consolidate with or into any other corporation, or sell, lease, convey or exclusively license all or substantially all of (i) its property or business or (ii) its intellectual property assets, or to liquidate, dissolve or wind up, then, in connection with each such event, this Corporation shall send to the holders of the Senior Preferred Stock:

(i)                                     at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in Subsections IV(D)(6)(c) and (d) above; and

(ii)                                  in the case of the matters referred to in Subsection IV(D)(6)(c) and (d) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Senior Preferred Stock at the address for each such holder as shown on the books of this Corporation.

7.                                       Protective Provisions.

So long as any shares of Senior Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a class, take any action that:

(a)                                  amends or changes the rights, preferences or privileges of the Series B Preferred Stock or Series C Preferred Stock;

(b)                                 creates any new class or series of shares that has any rights, preferences or privileges senior to or on a parity with the Series B Preferred Stock or Series C Preferred Stock;

(c)                                  reclassifies any outstanding shares of the Corporation’s capital stock into shares having any rights, preferences or privileges senior to or on a parity with the Series B Preferred Stock or Series C Preferred Stock with respect to dividends, liquidation preference, voting rights, conversion or protective provisions;

(d)                                 amends or repeals any provision of the Certificate that adversely affects any rights, preferences or privileges of the Series B Preferred Stock or Series C Preferred Stock;

(e)                                  results in a Liquidity Event or any other dissolution, liquidation or winding up of the Corporation;

(f)                                    results in any declaration or payment of any dividend or distribution on the Common Stock other than (A) dividends payable solely in shares of Common Stock; (B) cash dividends of up to five million dollars ($5,000,000) in any fiscal year, and (C) distributions to pay off promissory notes issued in favor of the Founder (as defined in the Investor Rights Agreement) in accordance with the existing terms of such notes over their remaining approximate 6.5 year terms or from the proceeds of borrowings at current market interest rates and on otherwise commercially reasonable terms or from proceeds of the sale of equity securities based on a valuation of the Corporation of at least $800,000,000; provided, that no such payments pursuant to this subclause (f) may be made from cash flow generated by operations or from the sale of any Senior Preferred Stock;

(g)                                 materially alters or changes (A) the Corporation’s business or operating plan or (B) the Corporation’s strategic direction or business operations in a manner that is not contemplated by the Corporation’s most recent business or operating plan approved by the Board; or

(h)                                 results in any repurchases, redemptions or retirements of any shares of capital stock of the Corporation other than pursuant to contractual rights to repurchase shares of Common Stock held by employees, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services or pursuant to the exercise of a contractual right of first refusal held by the Corporation.

8.                                       Redemption.

(a)                                  Subject to any contractual or legal restrictions on the Corporation’s ability to redeem its shares, upon the vote of a majority of the outstanding Series B Preferred Stock, the Corporation shall, on the later of (i) January 10, 2006 or (ii) if the Second Closing occurs before March 31, 2002, the fourth anniversary of the Second Closing Date (as such terms are defined in that certain Series B Preferred Stock Exchange and Warrant Purchase Agreement dated January 10, 2002, between the Corporation and the parties thereto (the “Purchase Agreement”)) (the later of (i) and (ii), the “Redemption Date”), redeem for cash at the Redemption Price (as defined below) the Series B Preferred Stock.

(b)                                 The redemption price (the “Redemption Price”) for each share of Series B Preferred Stock shall be an amount in cash equal to $2.00 (as adjusted for any stock splits, stock dividends, recapitalizations and similar transactions) plus all declared but unpaid dividends on such share of Series B Preferred Stock.

(c)                                  If on the Redemption Date the Board determines that funds of the Corporation legally available for redemption of the Series B Preferred Stock shall be insufficient to discharge such redemption requirement in full, such funds as are so available for such purpose shall be set aside for the redemption.  Such redemption requirements shall be cumulative, so that if such requirements shall not be fully discharged as they accrued because of the insufficiency of funds legally available, then the Corporation shall redeem such Series B Preferred Stock pro rata in accordance with Subsection IV(D)(8)(d), and thereafter as funds are accumulated in minimum increments of $5,000,000 in the aggregate, such funds shall be applied pro rata in accordance with Subsection IV(D)(8)(d) within twenty (20) days to the redemption requirements until such requirements are fully discharged.

(d)                                 In the event of a partial redemption of Series B Preferred Stock pursuant to Subsection IV(D)(8)(c), the Corporation shall effect such redemption on a pro rata basis according to the number of shares of Series B Preferred Stock held by each holder of Series B Preferred Stock as of thirty (30) days before the Redemption Date.

(e)                                  Not less than thirty (30) days nor more than sixty (60) days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of the Series B Preferred Stock to be redeemed the address of such holder last shown on the records of the Corporation.  The Redemption Notice shall state:

(i)                                     whether a majority of the holders of the Series B Preferred Stock have elected to have their shares redeemed;

(ii)                                  the total number of shares of Series B Preferred Stock to be redeemed, if a majority of the Series B Preferred Stock has elected redeemed;

(iii)                               the Redemption Date and the Redemption Price, if a majority of the Series B Preferred Stock has elected redemption; and

(iv)                              that the holder is to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares of Series B Preferred Stock to be redeemed if a majority of the Series B Preferred Stock so elects redemption.

(f)                                    On or before the Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed, unless such holder has exercised his right to convert the shares as provided in Subsection IV(D)(4)(a) or unless such holder has mailed, postage prepaid, a written notice to the Corporation not less than five (5) days prior to the Redemption Date waiving his right to have Series B Preferred Stock redeemed on such date (“Waiver”), shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.  In the event less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(g)                                 If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price is either paid or made available for payment through the deposit arrangement specified in subparagraph (h) below, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, the Redemption Price with respect to such shares shall cease to increase after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefore.

(h)                                 On or prior to the Redemption Date, the Corporation shall deposit with a bank or trust corporation having aggregate capital and surplus in excess of one hundred million dollars ($100,000,000) (a “Qualified Institution”), as a trust fund, a sum equal to the aggregate Redemption Price of all shares of Series B Preferred Stock called for redemption and not yet redeemed or covered by a Waiver, with irrevocable instructions and authority to the Qualified Institution to pay, on or after the Redemption Date, the Redemption Price to the respective holders who have not filed Waivers or converted their shares of Series B Preferred Stock to Common Stock upon the surrender of their share certificates.  From and after the date of such deposit, the shares so called for redemption shall be redeemed.  The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the Qualified Institution payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefore, and the right to convert such shares as provided in Section IV(D)(4) hereof.  Any funds so deposited and unclaimed at thc end of one year for the Redemption Date shall be released or repaid to the Corporation, after which the holders of shares called for redemption shall be entitled to receive payment of the Redemption Price only from the Corporation.

(i)                                     Notwithstanding any other provision herein to the contrary, if the Corporation shall fail for any reason to redeem on a Redemption Date any Series B Preferred Stock required to be redeemed hereunder, then (A) the shares which have not been redeemed shall bear a cumulative dividend accruing on a daily basis until the shares are redeemed at a rate of twelve percent (12%) of the Redemption Price per year and (B) no dividend or other distribution shall be paid to the holders of Common Stock (including, but not limited to, distributions from accrued adjustment accounting or distributions to pay promissory notes issued in favor of the Founder) until all shares required to be redeemed are redeemed in accordance with terms of this Section IV(D)(8).

(j)                                     The obligation of the Corporation to redeem shares of  Series B Preferred Stock pursuant to this Section IV(D)(8) shall terminate and be of no further force and effect upon the occurrence of (A) a Qualified IPO, or (B) a Qualified Financing.

(k)                                  A “Qualified Financing” is a financing transaction other than a Qualified IPO, after which (A)(1) the founder of the Corporation, James Chu (together with entities and persons affiliated with James Chu) shall hold less than 50% of the voting power of the Corporation and (2) the majority of the Board shall be comprised of Independent Directors; or (B)(1) the majority of the Board shall be comprised of Independent Directors; and (2) investors other than James Chu (together with entities and persons affiliated with James Chu) shall possess  the  voting power necessary to cause the Corporation to redeem or repurchase their shares of the Corporation’s stock, and to approve a merger, acquisition, initial public offering or other Liquidity Event.  An “Independent Director” is an individual who, except in his or her capacity as an director of the Corporation is not, and has not been during the two years immediately before such individual’s appointment as an director, any one or more of the following: (i) a securityholder, director, partner, officer or employee of the Corporation or its affiliates; (ii) a significant customer, vendor, client, partner or supplier (or similar relationship), in each case, of the Corporation or its affiliates; or (iii) an affiliate, spouse, parent, sibling or child of any person described by (i) or (ii) above.

(l)                                     Notwithstanding anything to the contrary herein, by accepting a share of Series B Preferred Stock, the holder thereof shall be deemed to have acknowledged and agreed that (a)such holder’s right to receive payments in respect of the Series B Preferred Stock is subject and subordinated in right of payment to the payment in full and discharge of all amounts of principal, interest and fees (however denominated) then outstanding under the Credit Agreement between the Corporation and its lenders (the “Credit Agreement”), and any other credit facilities (the “Other Credit Facilities”), together with any extensions, modifications or amendments to the Credit Agreement or the Other Credit Facilities and (b)until (i) either payment in full of all such amounts (however denominated) under the Credit Agreement, and then existing Other Credit Facilities has been made in cash, or (ii) if earlier than such payment, all necessary waivers and consents have been obtained with respect to the relevant document as contemplated by the proviso to the last sentence of this Subsection IV(D)(8)(l), no payment, whether directly or indirectly, by exercise of any right of set off or otherwise in respect of the Series B Preferred Stock shall be made by the Corporation, and no deposit in respect of the Series B Preferred Stock shall be made pursuant to the terms hereof.  In the event that any payment by, or distribution of the assets of, the Corporation of any kind or character (whether in cash, property or securities, whether directly or indirectly, by exercise of any right of set-off or otherwise and whether as a result of a bankruptcy proceeding with respect to the Corporation or otherwise) shall be received by a holder of Series B Preferred Stock at any time when such payment is prohibited by this Subsection IV(D)(8)(l), such payment shall be held in trust for the benefit of, and shall be paid over to, the lenders under the Credit Agreement, and the lenders under Other Credit Facilities, as the case may be, as their interests may appear.  The preceding two sentences address the relative rights of holders of Series B Preferred Stock, on the one hand, and the lenders under the Credit Agreement, and the lenders under Other Credit Facilities, as the case may be, on the other hand, and nothing in this Agreement shall impair, as between the Corporation and the holders of Series B Preferred Stock, the obligation of the Corporation, which is absolute and unconditional, to pay amounts due in respect of the Series B Preferred Stock in accordance with their terms.  The lenders under the Credit Agreement and the lenders under Other Credit Facilities are hereby deemed third party beneficiaries of this Subsection IV(D)(8)(l).

E.                                      Election of Directors.

Unless and except to the extent that the Amended and Restated Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

F.                                      Bylaws.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the Bylaws, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

G.                                    Limitation of Liabilities; Indemnification.

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

H.                                    Amendment to the Certificate of Incorporation.

The Corporation reserves the right at any time, and from lime to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended and granted subject to the rights reserved in this article.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 and 245 of the GCL.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by James Chu, its President and Chief Executive Officer, as of January 10, 2002.

By:	/s/ James Chu
James Chu
President and Chief Executive Officer